Exhibit 99.3

To:	KCI Employees Worldwide

From:	Cathy Burzik, President & CEO

Date:	June 13, 2011

Today, I want to share some important news with you. After thorough deliberations by our board of directors, we have entered into a merger agreement under which a consortium including Apax Partners, Canada Pension Plan Investment Board and the Public Sector Pension Investment Board will acquire KCI. The board was approached with a formal offer for the company and had the responsibility to consider what would be in the best interests of all our shareholders. After carefully reviewing the offer and negotiating its terms, the board voted unanimously to enter into a definitive agreement with the consortium.

One of the principal reasons this transaction is possible is that investors value what they see in KCI – which is the culmination of years of your hard work, financial discipline, and getting it right in the marketplace. This is an endorsement of our consistent success in bringing high impact solutions and therapies to the medical community and patients. And it’s a statement about the potential for KCI to create additional value in the future.

This transaction is an opportunity to bring together KCI’s clinical expertise, commercial capabilities and global reach with seasoned firms with expertise in world markets, healthcare and strategic investments.

This agreement represents the first step in a process. There will now be a customary 40-day ‘go-shop period’ in which other interested parties could make an alternative offer and our board would be obligated to consider that offer and what is in the best interests of our shareholders.

With this news, some of you may feel the excitement of knowing that change brings with it new opportunity. Others may feel apprehension about what this will mean personally. I want to hear what is on your mind and make sure we put in place all the resources necessary to be able to answer your questions. It is very important that this be a two-way discussion.

To that end, I will hold a global town hall meeting on Thursday, July 14, 2011, to provide you with additional detail on what comes next. Also, leadership throughout the organization will be meeting with you in smaller groups to best understand what questions are on your mind. We will do our best to share as much information as we can throughout this process and will make it a priority to answer your questions.

At the end of this process, and pending shareholder approval, we anticipate that the transaction would be completed this fall. Throughout the process, I encourage you to stay focused on our foremost goal – helping our customers and patients harness the body’s power to heal and regenerate.

Once again, keep in mind – this is about the value we’ve created, and the potential that investors see in KCI to create even more value in the future. Continue to do great work; stay focused on ensuring we execute on our strategy.

I look forward to sharing additional details with you during the Town Hall on Thursday.

Additional Information about the Merger and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Kinetic Concepts, Inc. (“KCI”) by a consortium comprised of funds advised by Apax Partners, L.P. and Apax Partners LLP, together with controlled affiliates of Canada Pension Plan Investment Board and the Public Sector Pension Investment Board. KCI plans to file a proxy statement with the SEC. INVESTORS AND SECURITY HOLDERS OF KCI ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION. The definitive proxy statement will be mailed to shareholders of KCI. Investors and security holders may obtain a free copy of the proxy statement when it becomes available, and other documents filed by KCI with the SEC, at the SEC’s web site at http://www.sec.gov. Free copies of the proxy statement, when it becomes available, and KCI’s other filings with the SEC may also be obtained from KCI by directing a request to Kinetic Concepts, Inc., Attention: Investor Relations, 8023 Vantage Drive, San Antonio, TX 78230-4726, or by calling 210-255-6157.

KCI and its directors, executive officers and other members of its management and employees may be deemed to be soliciting proxies from KCI’s shareholders in favor of the proposed acquisition. Information regarding KCI’s directors and executive officers is available in its 2010 Annual Report on Form 10-K filed with the SEC on March 1, 2011, and definitive proxy statement relating to its 2011 Annual Meeting of Shareholders filed with the SEC on April 15, 2011. Shareholders may obtain additional information regarding the interests of KCI and its directors and executive officers in the proposed acquisition, which may be different than those of KCI’s shareholders generally, by reading the proxy statement and other relevant documents filed with the SEC when they become available.

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